                                SIDE LETTER AGREEMENT

               THIS AGREEMENT ("Agreement") is made and entered into this 20th day of February, 1994, by and between:

               LINPAC MOULDINGS LTD. (the "Parent"), with its principal office at Deykin Avenue, Witton, Birmingham B6 7HY, England;

               WILLIAM H. ROPER and his spouse RUTH ROPER, residents of 12 Rue Biarittz, Newport Beach, California 92660;

               ROBERT E. ROPER and his spouse NANCY ROPER, residents of 3802 Holden Circle, Los Alamitos, California 90720;

               C. RICHARD ROPER and his spouse MARGO ROPER, residents of 1383 N. Mustang, Orange, California 92667;

               C. RICHARD ROPER in his capacity as custodian for certain minor children under the Uniform Transfers to Minors Act (the "Custodian");

               WILLIAM H. ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO WILLIAM H. ROPER UTA 9/6/77, AS AMENDED (the "William Trust");

               ROBERT E. ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO ROBERT E. ROPER AND/OR CHILDREN UTA 9/6/77, AS AMENDED (the "Robert Trust"); and

               C. RICHARD ROPER as sole current trustee for the ROPER FAMILY TRUST DATED 4/12/94 FBO RICHARD ROPER AND/OR CHILDREN UTA 9/6/77, AS AMENDED (the "Richard Trust").

               For convenience of reference, William H. Roper and Ruth Roper, Robert E. Roper and Nancy Roper, C. Richard Roper and Margo Roper, the Custodian, the William Trust, the Robert Trust and the Richard Trust are sometimes herein collectively called the "Shareholders".

                                       PREAMBLE

               WHEREAS, ROPAK CORPORATION is a Delaware corporation (the "Company") with its principal office located at 660 S. State College Blvd., Fullerton, California 92631-5138;

               WHEREAS, the parties hereto entered into that certain Agreement dated September 25, 1994 (the "Option Agreement") with respect to the purchase and sale of shares in the Company and certain other matters;





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               WHEREAS, due to subsequent events, the parties desire to
          terminate their obligations under the Option Agreement;

               NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

               1. Effective upon the consummation of the following events, the obligations of the parties under the Option Agreement shall terminate and be of no further force and effect:

               (a) The purchase by the Parent of all shares and stock options in the Company owned by the Shareholders for a cash price of $10.50 per share of common stock and, to the extent any such stock options are not exercised, the difference between $10.50 per share less the exercise price of the stock options;

               (b)  the execution and delivery of this Agreement; and

               (c) the execution and delivery of those certain Employment Agreements dated as of January 1, 1995 between the Company, on the one hand, and each of William H. Roper, Robert E. Roper and C. Richard Roper, on the other hand, with a guaranty of the obligations of the Company to be executed and delivered by the Parent.

          The parties hereto agree to cause all of the above matters to be concluded by no later than February 27, 1995.

               2. Within 60 days hereafter, the Parent shall cause the Company to purchase from a partnership owned by the Shareholders certain real property known by the street address of 660 South State College Boulevard, Fullerton, California, currently leased by the Company. The purchase price to be paid for such real property shall be payable in cash and shall be equal to the then current fair market value of such real property as mutually agreed upon by Parent and the said partnership, or should they fail to agree, as determined by an independent appraisal. The parties shall open an escrow for the purchase and sale of such real property not more than 60 days hereafter providing for a closing of such real property purchase and sale within 30 days thereafter.

               3. Parent acknowledges that the Company shall continue to be obligated to make payments to members of the Roper family under the terms of 1985 agreements relating to the sale of patent rights and related know-how, all as presently constituted, for the remaining term thereof through the year ended December 31, 1995.




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







               4. Parent undertakes and agrees with the Shareholders that if the Parent has not, on or before April 30, 1995, commenced a tender offer (subject to reasonable or customary conditions) or instituted other actions to offer all other stockholders of the Company an opportunity to sell their shares of the Company's common stock for a cash price of not less than $10.50 per share or, in the alternative, of voting on a proposed merger transaction that would provide for payment of a cash price of not less than $10.50 per share if approved by the requisite vote of Company stockholders, then the Parent shall thereafter take such action as is necessary for the Company's other stockholders to be afforded either of such opportunities at the earliest practicable date consistent with applicable securities laws and regulations; provided, however, that Parent shall not be obligated under this
          Section 4 so long as (i) any litigation or other legal or administrative proceeding is then pending that prevents Parent from engaging in such action or materially adversely affects Parent's ability to proceed with such action, or (ii) there shall occur hereafter any event or events, presently unanticipated by the parties, that shall in the reasonable judgment of the parties materially and adversely affect the valuation of the Company.

               5. The parties hereto agree to maintain this Agreement and the substance of paragraph 4 above as confidential information at all times prior to April 30, 1995 and shall not disclose the same to any third party prior to such date.

                               [SIGNATURE PAGE FOLLOWS]


























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







               IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.


                                        LINPAC MOULDINGS, INC.


                                        By:/s/ David Williams



                                        /s/ William H. Roper
                                                  William H. Roper


                                        /s/ Ruth Roper
                                                     Ruth Roper



                                        /s/ C. Richard Roper
                                                  C. Richard Roper


                                        /s/ Margo Roper
                                                     Margo Roper



                                        /s/ Robert E. Roper
                                                  Robert E. Roper


                                        /s/ Nancy Roper
                                                     Nancy Roper



                                        /s/ C. Richard Roper
                                          C. Richard Roper, as custodian
                                          under the Uniform Transfers to
                                          Minors Act











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







                                        ROPER FAMILY TRUST F/B/O WILLIAM H.
                                        ROPER DATED 4/12/94


                                        By: /s/ William H. Roper
                                               William H. Roper, trustee



                                        ROPER FAMILY TRUST F/B/O ROBERT E.
                                        ROPER AND/OR CHILDREN UTA 9/6/77


                                        By: /s/ Robert E. Roper
                                               Robert E. Roper, trustee


                                        ROPER FAMILY TRUST F/B/O C. RICHARD
                                        ROPER AND/OR CHILDREN UTA 9/6/77


                                        By: /s/ C. Richard Roper
                                               C. Richard Roper, trustee































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